EXHIBIT 99.C.1.

CONSENT OF INDEPENDENT AUDITORS'

To the Board of Directors of
Massachusetts Mutual Life Insurance Company

We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement No. 333-22557 on Form S-6 of our report dated February 15, 2002 on the Strategic Group Variable Universal Life® Segment of the Massachusetts Mutual Variable Life Separate Account I, and of our report dual dated March 1, 2002 and March 9, 2002 on Massachusetts Mutual Life Insurance Company (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the use of statutory accounting practices and the change in certain accounting practices as a result of the Commonwealth of Massachusetts Division of Insurance's adoption of the National Association of Insurance Commissioners' Accounting Practices and Procedures Manual effective January 1, 2001, all of which practices differ from accounting principles generally accepted in the United States of America), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Touche LLP

Hartford, Connecticut
April 25, 2002